CERTIFICATE

                                       FOR

                         RENEWAL AND REVIVAL OF CHARTER

                                       OF

                       BIOGAN MEDICAL INTERNATIONAL, INC.


         BIOGAN MEDICAL INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware, the certificate of Incorporation of which was filed in the Office of the Secretary of State on the 5th day of February, 1988, and whose corporate charter was voided on the 1st day of March, 1994, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

         1. The name of this corporation is BIOGAN MEDICAL INTERNATIONAL, INC.

         2. Its registered office in the State of Delaware is located at 1050 S. State Street, in the City of Dover, County of Kent, and the name and address of its registered agent is CorpAmerica, Inc., 1050 S. State Street, Dover, DE 19901.

         3. The date when the restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 1994, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         4. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, 1994, at which time its charter was forfeited for failure to pay the franchise tax due and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

         IN TESTIMONY WHEREOF and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, this Certificate has been executed by the last and acting President, and attested by the last and Acting Secretary, this 15th day of August, A.D., 1994.

                                      /S/ L. W. GLAZIER
                                      ----------------------------------
                                      Last and Acting President

ATTEST:


 /S/ E. W. VOGEL
---------------------------------------
Last and Acting Secretary